Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of CERo Therapeutics Holdings, Inc. of our report dated April 15, 2025, except for the 1-for-20 reverse stock split effected on June 13, 2025 described in Note 1 as to which the date is July 21, 2025, relating to the consolidated financial statements of CERo Therapeutics Holdings, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

July 21, 2025